  EXHIBIT 2.1

PLAN AND AGREEMENT OF MERGER

BETWEEN

GLUCOSE HEALTH MERGER SUB, INC.

(A DELAWARE CORPORATION)

AND

GLUCOSE HEALTH, INC.

(A DELAWARE CORPORATION)

THIS PLAN AND AGREEMENT OF MERGER (this “Agreement”) is entered into as of the ____ day of March, 2022, by and between Glucose Health Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Glucose Health, Inc., a Delaware corporation (the “Company”).

ARTICLE I

THE MERGER

1.1 Merger of Merger Sub With and Into the Company. In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company, with the Company being the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”). After the Effective Time, the Company will continue its existence as a Delaware corporation, and will conduct its business as the Surviving Entity under the name of “Glucose Health, Inc.” or such other name as the sole stockholder of the Company may determine either before or after the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will cease. The actions described in this Section 1.1 are collectively the “Merger.”

1.2 Effect of the Merger.

(a) At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Company will thereupon and thereafter possess all the rights, privileges, powers, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of both Merger Sub and the Company, and be subject to all the restrictions, disabilities and duties of both Merger Sub and the Company; and all of the rights, obligations, agreements and arrangements to which the stock or other securities of Merger Sub were theretofore subject will thereupon be applicable to the stock or other securities of the Company into which such stock or other securities of Merger Sub have been converted as a result of the Merger; and all the rights, privileges, powers and franchises of both Merger Sub and the Company, and all the property, real, personal and mixed, and all debts due to both Merger Sub and the Company, on whatever account as well as for subscriptions and all other things in action belonging to either Merger Sub or the Company, will be vested in the Company; and all property (real and personal), rights, privileges, powers, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of Merger Sub, and all and every other interest of Merger Sub, will be thereafter as effectually the property of the Company as they were of Merger Sub, and the title to any real estate vested in Merger Sub under any applicable laws by deed or otherwise will not revert or be in any way impaired by reason of the DGCL; but all rights of creditors and all liens upon any property of Merger Sub will be preserved unimpaired, and all debts, liabilities and duties of Merger Sub will thenceforth attach to the Company and may be enforced against the Company to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Company.

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(b) From and after the Effective Time and until altered, amended or repealed in accordance with applicable law, the Bylaws of the Company will be the Bylaws of the Company as the entity surviving the Merger.

1.3 Additional Actions. If, at any time after the Effective Time, the Company will consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Company, title to and possession of any property or right of Merger Sub acquired or to be acquired by reason of, in connection with, or as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, Merger Sub and its stockholders, directors and officers will be deemed to have granted to the Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Company and otherwise to carry out the purposes of this Agreement; and the officers of the Company are fully authorized in the name of Merger Sub or otherwise to take any and all such action.

1.4 Effective Time. The Merger shall be effective (the “Effective Time”) as prescribed by law.

ARTICLE II

CONVERSION OF CAPITAL STOCK

2.1 Conversion of Capital Stock.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled without any consideration or other payment therefor.

(b) Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be effected by the Merger.

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ARTICLE III

AMENDMENT AND TERMINATION

3.1 Amendment. This Agreement may be amended at any time by Merger Sub and the Company to the fullest extent permitted by law, and at any time upon the action of Merger Sub and the Company, by an amendment duly executed by the parties hereto, at any time prior to the Effective Time.

3.2 Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by agreement of Merger Sub and the Company. The filing of this Agreement or a Certificate of Merger with the Secretary of State of the State of Delaware will constitute certification that this Agreement has not theretofore been terminated. If terminated as provided in this Section, this Agreement will forthwith become wholly void and of no further force or effect.

ARTICLE IV

CONDITIONS

4.1 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the fulfillment, prior to or at the Effective Time, of each of the following conditions:

(a) Stockholder Approval. This Agreement will have been approved by the duly adopted resolutions of the sole stockholder of Merger Sub.

(b) Consents. All consents, authorizations, orders or approvals of any governmental commission, board, other regulatory body or any third party required in connection with the execution, delivery and performance of this Agreement will have been obtained.

(c) Satisfaction of Conditions. Any obligations of Merger Sub to be performed pursuant to this Agreement prior to the Effective Time will have been performed in all material respects.

4.2 Conditions to Obligations of Merger Sub. The obligation of Merger Sub to consummate the Merger is subject to the fulfillment, prior to or at the Effective Time, of each of the following conditions:

(a) Board Approval. This Agreement will have been approved by the duly adopted resolutions of the board of directors of the Company.

(b) Consents. All consents, authorizations, orders or approvals of any governmental commission, board, other regulatory body or any third party required in connection with the execution, delivery and performance of this Agreement will have been obtained.

(c) Satisfaction Of Conditions. Any obligations of the Company to be performed pursuant to this Agreement prior to the Effective Time will have been performed in all material respects.

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ARTICLE V

MISCELLANEOUS

5.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

5.2 Waiver. Any party may, at its option, extend the time for performance of any of the obligations or acts of any other party and may waive in writing any or all of the conditions contained herein to which its obligations hereunder are subject or compliance by other parties with any other matter in this Agreement.

5.3 Governing Law. This Agreement will be governed in all respects, including, but not limited to validity, interpretation, effect and performance, by the internal laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first written above.

Glucose Health, Inc.,
a Delaware corporation

By:
Name:	Murray Fleming
Office:	Chief Executive Officer

Glucose Health Merger Sub, Inc.,
a Delaware corporation

By:
Name:	Murray Fleming
Office:	President

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